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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77M

Immediately after the close of business on November 30, 2006, the Mid Cap Index Trust acquired the assets (subject to all of the liabilities) of the Mid Cap Core Trust in exchange for shares of the Mid Cap Index Trust. The transaction was approved by the Board of Trustees of each portfolio on September 28-29, 2006 and by shareholders of the Mid Cap Core Trust on November 30, 2006. The terms of the transaction are set forth in the Plan of Reorganization dated September 30, 2006 attached as SUB-ITEM 77Q1(g).

Immediately after the close of business on November 30, 2006, the Large Cap Value Trust acquired the assets (subject to all of the liabilities) of the Strategic Value Trust in exchange for shares of the Large CapValue Trust. The transaction was approved by the Board of Trustees of each portfolio on September 28-29, 2006 and by shareholders of the Strategic Value Trust on November 30, 2006. The terms of the transaction are set forth in the Plan of Reorganization dated September 30, 2006 attached as SUB-ITEM 77Q1(g).


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